UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

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PriceSmart, Inc.
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PRICESMART, INC.
9740 Scranton Road
San Diego, CA 92121
__________________________

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 22, 2013

The following information supplements and amends the proxy statement (the “Proxy Statement”) of PriceSmart, Inc. (“we,” “us,” “our,” the “Company'” or “PriceSmart”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). This supplement to the Proxy Statement (the “Supplement”) is being filed with the Securities and Exchange Commission and being made available to stockholders on January 11, 2013.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 2

As described in the Proxy Statement, equity-based compensation is an important component of our compensation plan. The Compensation Committee of the Board of Directors believes that our capacity to grant equity-based compensation has been a significant factor in our ability to achieve our growth objectives and enhance stockholder value. As such, the Board recommends stockholder approval of the 2013 Equity Incentive Award Plan, the details of which can be found in the Proxy Statement.

In considering its recommendation, the Board noted the number of shares currently available under existing plans, the amount of shares requested in 2009 when stockholders last approved an increase in the number of shares available under the then existing plans, and information provided from certain notable companies related to share overhang and potential dilution.

As of October 31, 2012, there were 195,595 shares remaining available for issuance under The 1998 Equity Participation Plan of PriceSmart, Inc., The 2001 Equity Participation Plan of PriceSmart, Inc., and The 2002 Equity Participation Plan of PriceSmart, Inc. (together, the “Prior Plans”). If approved by stockholders, the 2013 Equity Incentive Award Plan would increase that number by 600,000 shares for a total of 795,595. The requested increase represents approximately 1.99% of currently outstanding shares of the Company, and the total available under the 2013 Equity Award Plan would be approximately 2.63% of outstanding shares.

In January 2009, stockholders approved an increase to the number of shares available to the Prior Plans of 550,000 shares. At the time the number of shares available prior to the increase was 8,640. Following the increase, the total number of shares available was 558,640, or approximately 1.89% of the then outstanding shares of the Company. Over the past four years, the Company has reduced the available shares from all Prior Plans by a total of 363,045 shares through grants of restricted stock, stock options and restricted stock units.

While the Company does not have a specific plan for the use of the current or proposed shares available for grants, the Compensation Committee in its discretion, and consistent with the Company's overall compensation program as described in the Proxy Statement, from time to time makes awards to executives, employees, consultants, and directors and considered the past grants of stock awards in recommending this increase to the Board. The amount and timing for future grants is not currently known. The average rate at which shares were granted over the past three years as a percentage of average shares outstanding in those same years was 0.76%. On that basis, the total number of shares available for grant following the proposed increase would meet the Company's needs for approximately 3.5 years.

In addition to utilizing competitive market data as described in the Proxy Statement relative to determining our named executive officers' fiscal 2012 compensation program and compensation levels, the Compensation Committee received information from management indicating that the total number of shares available for grants (inclusive of the proposed new 600,000 shares) as a percentage of the total number of shares outstanding for the Company was well below that of two highly respected and successful companies; one in the specific industry as PriceSmart, Inc. and the other headquartered in San Diego. This information was considered by the Compensation Committee and the Board in their determination that the amount of share increase was not excessive.

In light of the factors described above and the additional information regarding the 2013 Equity Award Plan contained in the Proxy Statement, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.